Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS THIRD QUARTER OPERATING RESULTS

IRVINE, CA (Nov 16, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported a net loss applicable to common stock of $3,243,000, or $0.06 per share for the quarter ended September 30, 2009 compared with a net loss applicable to common stock of $3,148,000, or $0.07 per share for the corresponding prior year period.

Non-cash charges for the quarter ended September 30, 2009 included $1,515,000 related to the beneficial conversion feature of the Company’s Series F Convertible Preferred Stock issued in July 2009. As reported earlier, the Series F Convertible Preferred Stock was issued in a private placement to a single investor for gross proceeds of $2,000,000, after funding a related escrow for conversion payments. Non-cash stock-based compensation charges for the quarters ended September 30, 2009 and 2008 totaled approximately $199,000 and $317,000, respectively.

For the nine months ended September 30, 2009, Cortex reported a net loss applicable to common stock of $9,189,000, or $0.18 per share compared to a net loss applicable to common stock of $11,466,000, or $0.24 per share for the corresponding prior year period. Non-cash charges for the nine months ended September 30, 2009 and 2008 approximated $2,803,000 and $1,063,000, respectively.

Excluding the non-cash charges, operating results for the current year periods primarily reflect decreased clinical and preclinical development expenses. Clinical studies during the prior year for AMPAKINE® CX717 demonstrated that the compound can prevent respiratory depression induced by opiates without affecting the opiates’ pain-relieving properties. Preclinical development expenses for AMPAKINE CX1739 from the prior year periods readied the compound for Phase I clinical testing that was completed earlier in 2009. As reported, CX1739 was well tolerated and exhibited linear exposure with increasing doses. Cortex is now conducting a small, proof-of-concept clinical study with CX1739 in the U.K. in patients with moderate-to-severe sleep apnea. This study is expected to complete by the end of 2009.

Operating results for the 2009 periods also include savings resulting from the reduction in force in mid-March, along with the savings from decreased salaries for the company’s executive officers that were implemented shortly thereafter. As previously reported, Cortex reduced its spending requirements to allocate more of its resources to its clinical programs, including intravenous CX717 and oral CX1739.

Cortex continues its on-going discussions related to licensing, partnering and M&A opportunities. “These discussions continue to move in the right direction,” commented Mark A. Varney, Cortex President and CEO. “However, there can be no assurance that a transaction will be finalized from these discussions.”

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities as well as its pursuit of licensing, partnering and M&A opportunities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete and that the Company may not be able to meet the continued listing requirements of the NYSE Amex. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—
Operating expenses (A):
Research and development	846	2,205	4,009	8,759
General and administrative	883	1,026	2,851	3,107

Total operating expenses	1,729	3,231	6,860	11,866

Loss from operations	(1,729)	(3,231)	(6,860)	(11,866)
Interest income, net	1	83	18	400

Net loss	$(1,728)	$(3,148)	$(6,842)	$(11,466)

Accretion of beneficial conversion feature related to 0% Series E Convertible Preferred Stock	—	—	(832)	—

Accretion of beneficial conversion feature related to Series F Convertible Preferred Stock	(1,515)	—	(1,515)	—

Net loss applicable to common stock	$(3,243)	$(3,148)	$(9,189)	$(11,466)

Loss per share:
Basic and diluted	$(0.06)	$(0.07)	$(0.18)	$(0.24)

Shares used in computing per share amounts
Basic and diluted	57,255	47,592	51,527	47,565

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$83	$162	$222	$646
General and administrative	116	155	234	417

	$199	$317	$456	$1,063

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets:
Cash and cash equivalents	$1,081	$1,431
Marketable securities	—	2,710
Other current assets	55	155

	1,136	4,296
Furniture, equipment and leasehold improvements, net	664	809
Other	47	47

Total assets	$1,847	$5,152

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$1,887	$1,755
Deferred rent	6	—
Stockholders’ equity (deficit)	(46)	3,397

Total liabilities and stockholders’ equity (deficit)	$1,847	$5,152

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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